Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information please contact:
Investor Relations
Adrián de los Santos
adelossantos@axtel.com.mx

AXTEL CONTINUES GEOGRAPHIC EXPANSION;
COMMENCES OPERATIONS IN XALAPA, VERACRUZ

•	Xalapa has a population of approximately 500,000 inhabitants;

•	Xalapa represents the fifth new city of 2007, now reaching twenty-two cities with integrated local, long distance, data and Internet services in Mexico;

•	AXTEL will invest approximately US$25 million over the next five years in Xalapa.

Complementary infrastructures via the combination of AXTEL’s last-mile access solutions with Avantel’s Internet Protocol-Backbone platform and over 7,700 route km of long-haul fiber optic network,San Pedro Garza García, Mexico, July 5, 2007 - Axtel, S.A.B. de C.V. (BMV: AXTELCPO; OTC: AXTLY) (“AXTEL”), a Mexican fixed-line integrated telecommunications company, announced today the official startup of operations in Xalapa, Veracruz, the second metropolitan area with comprehensive local, long distance, data and Internet services proved by AXTEL within the State of Veracruz.

AXTEL will invest approximately US$25 million over the next five years in Xalapa. The initial network deployment in the city covers 95% of the population, with high-quality AXTEL telecommunications services.

In Xalapa, the Company will offer carrier-class local and long distance telephony, broadband Internet, web hosting, data storage and security, VPNs and built-to-suit communications solutions, among others.

The inaugural ceremony at Xalapa’s Interactive Museum, was hosted by Fidel Herrera Beltran, Governor of Veracruz, and Andrés Velazquez Romero, AXTEL’s Mass and Business Markets Executive Director. Both Mr. Herrera Beltran and Mr. Velazquez Romero made inaugural speeches, preceded by the initial AXTEL call by the Governor. During his message, Mr. Velazquez Romero recognized the opportunity given by state and local authorities and the Xalapa community to AXTEL to provide competitive telecommunications services in the city.

The event was also attended by important state and municipal representatives, local business executives and press members.

“The commencement of operations in Xalapa, the twenty-second city where AXTEL provides comprehensive telecommunications services in Mexico, and the fifth new city of the Company’s 2007 geographic expansion plan, demonstrates AXTEL’s ability to continue its growth in Mexico. We are confident that our expansion strategy, supported by our customer service orientation and innovative voice, data and Internet solutions, should continue and further consolidate AXTEL’s position among the best telecommunications companies in Mexico” stated Roberto Reynoso, AXTEL’s Southern Region Director.

AXTEL, the second-largest fixed-line integrated telecommunications services provider in Mexico, reported $2,926 million pesos in revenues during the first quarter of 2007, and will invest US$210 million nationwide in 2007.

About AXTEL
AXTEL is a Mexican telecommunications company that provides local and long distance telephony, broadband Internet, data and built-to-suit communications solutions in 22 cities and long distance telephone services to business and residential customers in over 200 cities. The twenty-two cities in which AXTEL currently provides local services are Mexico City, Monterrey, Guadalajara, Puebla, Leon, Toluca, Queretaro, San Luis Potosi, Aguascalientes, Saltillo, Ciudad Juarez, Tijuana, Torreón (Laguna Region), Veracruz, Chihuahua, Celaya, Irapuato, Tampico, Cuernavaca, Morelia, Merida and Xalapa.

This report on Form 6-K may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

Visit AXTEL on the web at www.axtel.com.mx